EXHIBIT 10.39







                              $12,500,000

                            CREDIT AGREEMENT

                                BETWEEN

                          SEER TECHNOLOGIES, INC.

                                   AND

                             NATIONSBANK, N.A.


                              July 15, 1996






                             TABLE OF CONTENTS

                                                                    Page

                                 ARTICLE 1

                                Definitions

Section 1.1  Defined Terms                                            1
Section 1.2  Amendments and Renewals                                  7
Section 1.3  Construction                                             7


                                 ARTICLE 2

                                 Advances

Section 2.1  The Advances                                             7
Section 2.2  Manner of Borrowing and Disbursement                     8
Section 2.3  Interest                                                 9
        (a)  On Base Rate Advances                                    9
        (b)  On LIBOR Advances                                       10
        (c)  Interest if No Notice of Selection
             of Interest Rate Basis                                  10
        (d)  Interest After an Event of Default                      10
Section 2.4  Commitment Fee                                          10
Section 2.5  Prepayment                                              11
        (a)  Voluntary Prepayments                                   11
        (b)  Mandatory Prepayment                                    11
        (c)  Prepayments, Generally                                  11
Section 2.6  Reduction of Commitment                                 11
        (a)  Voluntary Reduction                                     11
        (b)  Mandatory Reduction                                     11
        (c)  General Requirements                                    12
Section 2.7  Payment of Principal of Advances                        12
Section 2.8  Reimbursement                                           12
Section 2.9  Manner of Payment                                       12
Section 2.10 LIBOR Lending Offices                                   13
Section 2.11 Calculation of Rates                                    13
Section 2.12 Booking Loans                                           13
Section 2.13 Taxes                                                   13


                                ARTICLE 3

                          Conditions Precedent

Section 3.1  Conditions Precedent to the Initial Advance             13
Section 3.2  Conditions Precedent to All Advances                    14
Section 3.3  Conditions Precedent to Conversions and Continuations   15


                                ARTICLE 4

                     Representations and Warranties

Section 4.1  Organization and Good Standing                          15
Section 4.2  Authorization and Power                                 15
Section 4.3  No Conflicts or Consents                                16
Section 4.4  Enforceable Obligations                                 16
Section 4.5  No Liens                                                16
Section 4.6  Financial Condition                                     16
Section 4.7  Full Disclosure                                         16
Section 4.8  No Default or Event of Default                          17
Section 4.9  Material Agreements                                     17
Section 4.10 No Litigation                                           17
Section 4.11 Regulatory Defects                                      17
Section 4.12 Use of Proceeds; Margin Stock                           17
Section 4.13 Taxes                                                   17
Section 4.14 ERISA                                                   18
Section 4.15 Compliance with Law                                     18
Section 4.16 Insider                                                 18
Section 4.17 Solvency                                                18
Section 4.18 Representations and Warranties                          18
Section 4.19 Survival of Representations, Etc.                       18


                                ARTICLE 5

                           Business Covenants

Section 5.1  Existing Loan Agreement Covenants                       19
Section 5.2  Notice of Default or Event of Default                   19
Section 5.3  Indemnity                                               19


                                ARTICLE 6

                                 Default

Section 6.1  Events of Default                                       21
Section 6.2  Remedies                                                23


                                ARTICLE 7

                         Changes in Circumstances

Section 7.1  LIBOR Basis Determination Inadequate                    23
Section 7.2  Illegality                                              23
Section 7.3  Increased Costs                                         24
Section 7.4  Effect On Base Rate Advances                            25
Section 7.5  Capital Adequacy                                        25


                                ARTICLE 8

                              Miscellaneous

Section 8.1  Notices                                                 26
Section 8.2  Expenses                                                26
Section 8.3  Waivers                                                 27
Section 8.4  Determination by the Bank Conclusive and Binding        27
Section 8.5  Set-Off                                                 27
Section 8.6  Assignment                                              28
Section 8.7  Counterparts                                            28
Section 8.8  Severability                                            28
Section 8.9  Interest and Charges                                    28
Section 8.10 Headings                                                29
Section 8.11 Amendment and Waiver                                    29
SECTION 8.12 GOVERNING LAW                                           29
SECTION 8.13 ENTIRE AGREEMENT                                        29


Schedules

Schedule 1   LIBOR Lending Office



Exhibits

Exhibit A:   Promissory Note
Exhibit B:   Guaranty
Exhibit C:   Notice of Borrowing




                          CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of July 15, 1996, between SEER
TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), and NATIONSBANK, N.A., a national banking association (the "Bank").


                             BACKGROUND

The Borrower has requested that the Bank make a credit facility available to the Borrower in the maximum principal amount of $12,500,000. The Bank has agreed to do so, subject to the terms and conditions set forth below.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration hereby acknowledged, the parties hereto agree as follows:


                             ARTICLE 1

                            Definitions

Section 1.1	Defined Terms.  For purposes of this Agreement:

	"Additional Costs" has the meaning specified in Section 7.5 hereof.

	"Advance" means an Advance made pursuant to Section 2.1 hereof.

	"Agreement" means this Credit Agreement, as amended, modified, supplemented and restated from time to time.

	"Agreement Date" means the date of this Agreement.

	"Applicable Law" means (a) in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of North Carolina, "Applicable Law" shall mean the laws of the United States of America, including without limitation 12 USC Sec. 85 and 86, as amended from time to time, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of North Carolina now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.

	"Applicable Margin" means for any LIBOR Advance a rate of interest per annum equal to 1.25%.

	"Authorized Officer" means any of the following officers of the
Borrower: President, Chief Financial Officer, Vice President-Finance or Vice President-Treasurer.

"Authorized Signatory" means such senior personnel of the Borrower as may be duly authorized and designated in writing by the Borrower to execute documents, agreements and instruments on behalf of the Borrower, and to request Advances hereunder.

	"Base Rate Advance" means an Advance which bears interest at the Base
Rate Basis.

	"Base Rate Basis" means, for any day, a per annum interest rate equal to the higher of (a) the sum of (i) 0.50% plus (ii) the Federal Funds Rate on such day, or (b) the Prime Rate on such day. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Prime Rate to account for such change.

	"Borrower" has the meaning specified in the introductory paragraph.

	"Business Day" means a day on which banks are open for the transaction of business in Charlotte, North Carolina, and, with respect to any LIBOR Advance, in London, England.

	"Code" means the Internal Revenue Code of 1986, as amended, together with all regulations thereunder.

	"Commitment" means $12,500,000, as reduced pursuant to Section 2.6 hereof.

	"Commitment Fee" has the meaning specified in Section 2.4 hereof.

	"Consequential Loss", with respect to (a) the Borrower's payment of all or any portion of the then-outstanding principal amount of a LIBOR Advance on a day other than the last day of the Interest Period related thereto, (b) a LIBOR Advance made on a date other than the date on which such Advance is to be made according to Section 2.2(b) hereof or Section 2.2(c) hereof, or (c) any of the circumstances specified in Sections 2.5 and 2.6 hereof on which a Consequential Loss may be incurred, means any loss, cost or expense incurred by the Bank as a result of the timing of such payment or LIBOR Advance or in liquidating, redeploying, reinvesting or redepositing the principal amount so paid or affected by the timing of such Advance or the circumstances described in Sections 2.5 and 2.6 hereof, which amount shall be the sum of (a) the interest which, but for such payment or timing of such Advance, the Bank would have earned in respect of such principal amount, for the remainder of the Interest Period applicable to such sum, reduced, if the Bank is able to deposit such principal amount for the balance of such Interest Period, by the interest earned by the Bank as a result of so redepositing, redeploying or reinvesting such principal amount plus (b) any expense or penalty incurred by the Bank on redepositing, redeploying, reinvesting or liquidating such principal amount.

	"Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

	"Default" means an Event of Default and/or any of the events specified in Section 6.1, regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event an Event of Default.

	"Default Rate" means a simple per annum interest rate equal to the lesser of (a) the Highest Lawful Rate, or (b) the sum of the Base Rate Basis plus three percent.

	"Dollars" and the sign "$" means lawful currency of the United States of America.

	"Event of Default" means any of the events specified in Section 6.1, provided that any requirement for notice or lapse of time has been satisfied.

	"Existing Credit Agreement" means that certain Loan Agreement, dated as of February 24, 1995, between the Borrower and NationsBank, N.A. (formerly known as NationsBank N.A. (Carolinas)), as amended, modified, supplemented or restated from time to time, and any agreement which refinances the debt outstanding in respect of such Loan Agreement so long as the Bank is a lender under such agreement.

	"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Richmond on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions as determined by the Bank.

	"Governmental Authority" means any domestic or foreign government (or any political subdivision thereof), court, bureau, agency or other governmental authority having jurisdiction over the Borrower or any of its business, operations or properties.

	"Guarantor" means Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership.

	"Guaranty Agreement" means the Guaranty executed by the Guarantor guaranteeing payment and performance of the Obligation, substantially in the form of Exhibit B hereto, as such agreement may be amended, modified, supplemented or restated from time to time.

	"Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, the Bank is then permitted to charge on the Obligation. If the maximum rate of interest which, under Applicable Law, the Bank is permitted to charge on the Obligation shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

	"Increased Advance Costs" has the meaning specified in Section 7.3 hereof.

	"Indemnified Matters" has the meaning specified in Section 5.3(a) hereof.

	"Indemnitees" has the meaning specified in Section 5.3(a) hereof.


	"Interest Period" means the period beginning on the day any LIBOR Advance is made and ending one, two, three or six months thereafter (as the Borrower shall select); provided, however, that all of the foregoing provisions are subject to the following:

		(a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, with respect to a LIBOR Advance, the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

		(b)	any Interest Period with respect to a LIBOR Advance that
begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

		(c)	the Borrower may not select any Interest Period which ends
after the Maturity Date;

		(d)	the Borrower may not select any Interest Period in respect
of LIBOR Advances having an aggregate amount less than $500,000; and

		(e)	there shall be outstanding at any one time no more than four
Interest Periods in the aggregate.

	"LIBOR Advance" means an Advance which the Borrower requests to be made as a LIBOR Advance or which is continued as a LIBOR Advance, in accordance with the provisions of Section 2.2 hereof.

	"LIBOR Basis" means, with respect to each LIBOR Advance for each Interest Period, a rate per annum equal to the lesser of (a) the Highest Lawful Rate or (b) the sum of the LIBOR Rate plus the Applicable Margin.

	"LIBOR Lending Office" means the office of the Bank designated as its LIBOR Lending Office on Schedule 1 attached hereto, and such other office of the Bank or any of its affiliates hereafter designated by notice to the Borrower and the Bank.

	"LIBOR Rate" means the interest rate per annum (rounded upward to the nearest 1/16th of one percent) determined by the Bank at approximately 11:00 a.m., Charlotte time, two Business Days before the first day of such Interest Period to be the offered quotations that appear on the Reuter's Screen LIBO page for dollar deposits in the London interbank market for a length of time approximately equal to the Interest Period for the LIBOR Advance sought by the Borrower (If at least two such offered quotations appear on the Reuter's Screen LIBO page, the LIBOR Rate shall be the arithmetic mean (rounded upward to the nearest 1/16th of one percent) of such offered quotations, as determined by the Bank. If the Reuter's Screen LIBO page is not available or has been discontinued, the LIBOR Rate shall be the rate per annum that the Bank determines to be the arithmetic mean (rounded as aforesaid) of the per annum rates of interest at which deposits in dollars in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrower are offered to the Bank in immediately available funds in the London interbank market at 11:00 a.m., London time, on the date which is two Business Days prior to the first day of an Interest Period).

	"Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under any statute or law, or otherwise.

	"Loan Papers" means this Agreement, the Note, the Guaranty Agreement, and any other document or agreement executed or delivered from time to time by the Borrower or any other Person in connection herewith or as security for all or any part of the Obligation.

	"Material Adverse Effect" means any circumstance or event which (a) could reasonably be expected to materially impair the validity, performance or enforceability of any Loan Papers, (b) could reasonably be expected to be material and adverse to the financial condition, business operations or prospects of the Borrower, (c) could reasonably be expected to impair the ability of the Borrower to fulfill its obligations under the Loan Papers, (d) causes an Event of Default or (e) causes a Default which could reasonably be expected to become an Event of Default.

	"Maturity Date" means (a) the date which is 364 days from the Agreement Date provided that if such date does not fall on a Business Day, the Maturity Date shall be the immediately preceding Business Day, or (b) the earlier date of termination in whole of the Commitment pursuant to Section 2.6 or 6.2 hereof.

	"Maximum Amount" means the maximum amount of interest which, under Applicable Law, the Bank is permitted to charge on the Obligation.

	"Note" means any Promissory Note of the Borrower evidencing Advances hereunder, substantially in the form of Exhibit A hereto, together with any extension, renewal or amendment thereof or substitution therefor.

	"Notice of Borrowing" has the meaning specified in Section 2.2(a) hereof.

	"Obligation" means (a) all obligations of any nature (whether matured or unmatured, fixed or contingent) of the Borrower or any other Person to the Bank under the Loan Papers as they may be amended from time to time, and (b) all obligations of the Borrower, any Subsidiary or any other Person for losses, damages, expenses or any other liabilities of any kind that the Bank may suffer by reason of a breach by the Borrower or any other Person of any obligation, covenant or undertaking with respect to any Loan Paper.

	"Payment Date" means the last day of the Interest Period for any LIBOR
Advance.

	"Person" means and includes an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

	"Prime Rate" means, at any time, the prime interest rate announced or published by the Bank from time to time as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by the Bank as its "prime rate;" it being understood that such rate may not be the lowest rate of interest charged by the Bank.

	"Quarterly Date" means the last Business Day of each March, June, September and December, beginning September, 1996.

	"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

	"Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

	"Regulation U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.

	"Regulatory Defect" means (a) any failure of the Borrower to comply with any rules, regulations and other requirements as contemplated in Section 4.15 hereof which would have or which would result in a Material Adverse Effect, and/or (b) any unfavorable examination report received by the Borrower from any regulatory authority or similar Governmental Authorities regulating any of the businesses or activities in which the Borrower is engaged, if such report would have a Material Adverse Effect.

	"Release Date" means the date on which the Note has been paid, all other portions of the Obligation due and owing have been paid and performed in full, and the Commitment has been terminated.

	"Rights" means rights, remedies, powers and privileges.

	"Solvent" means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business.

	"Special Counsel" means the law firm of Donohoe, Jameson & Carroll, P.C., or such other legal counsel as the Bank may select.

	"Taxes" has the meaning specified in Section 2.13 hereof.

	"UCC" means the Uniform Commercial Code of North Carolina, as amended from time to time.

 Section 1.2 Amendments and Renewals. Each definition of an agreement in this Article 1 shall include such agreement as amended to date, and as amended or renewed from time to time in accordance with its terms, but only with the prior written consent of the Bank.

 Section 1.3 Construction. The terms defined in this Article 1 (except as otherwise expressly provided in this Agreement) for all purposes shall have the meanings set forth in Section 1.1 hereof, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context.


                               ARTICLE 2

                               Advances

	Section 2.1 The Advances. The Bank agrees, upon the terms and subject to the conditions of this Agreement, to make Advances to the Borrower from time to time up to and including the Maturity Date in an aggregate amount not to exceed an amount equal to the Commitment for the purposes set forth in
Section 4.12 hereof. Subject to Section 2.8 hereof, Advances may be repaid and then reborrowed. Any Advance shall, at the option of the Borrower as provided in Section 2.2 hereof (and, in the case of LIBOR Advances, subject to availability and to the provisions of Article 7 hereof), be made as a Base Rate Advance or a LIBOR Advance; provided that there shall not be outstanding, at any one time, more than four LIBOR Advances. On the Maturity Date unless sooner paid as provided herein, the outstanding Advances shall be repaid in full.

	Section 2.2	Manner of Borrowing and Disbursement.

(a)	In the case of Base Rate Advances, the Borrower, through an
Authorized Signatory, shall give the Bank irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice, in substantially the form of Exhibit C hereto (a "Notice of Borrowing") prior to 11:00 a.m., Charlotte, North Carolina time on the day of such Base Rate Advance (provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), of its intention to borrow or reborrow a Base Rate Advance hereunder. Such Notice of Borrowing shall specify the requested funding date, which shall be a Business Day, and the amount of the proposed aggregate Base Rate Advances to be made by the Bank.

(b) In the case of LIBOR Advances, the Borrower, through an Authorized Signatory, shall give the Bank at least two Business Days' irrevocable written notice for LIBOR Advances, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any notice so given) pursuant to a Notice of Borrowing, of its intention to borrow or continue a LIBOR Advance hereunder. Notice shall be given to the Bank prior to 11:00 a.m., Charlotte, North Carolina time, in order for such Business Day to count toward the minimum number of Business Days required. LIBOR Advances shall in all cases be subject to availability and to Article 7 hereof. For LIBOR Advances, the Notice of Borrowing shall specify the requested funding date, which shall be a Business Day, the amount of the proposed aggregate LIBOR Advances to be made by the Bank and the Interest Period selected by the Borrower, provided that no such Interest Period shall extend past the Maturity Date.

	(c)	Subject to Sections 2.1 and 2.8 hereof, the Borrower shall have the option (i) to convert at any time all or any part of the outstanding Base Rate Advances to LIBOR Advances and all or any part of the outstanding LIBOR Advances to Base Rate Advances or (ii) upon expiration of any Interest Period applicable to a LIBOR Advance, to continue all or any portion of such LIBOR Advance equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Advance and the succeeding Interest Period(s) of such continued LIBOR Advance shall commence on the last day of the Interest Period of the LIBOR Advance to be continued; provided, however, (a) LIBOR Advances may only be converted into Base Rate Advances on the expiration date of the Interest Period applicable thereto and (b) notwithstanding anything in this Agreement to the contrary, no outstanding Advance may be continued as, or converted into, a LIBOR Advance when any Default or Event of Default has occurred and is continuing. At least two Business Days prior to a proposed conversion/continuation date, the Borrower, through an Authorized Signatory, shall give the Bank irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), stating (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Advance to be converted/continued, (iii) in the case of a conversion to, or a continuation of, a LIBOR Advance, the requested Interest Period, and
(iv) in the case of a conversion of a Base Rate Advance to a LIBOR Advance or continuation of a LIBOR Advance, stating that no Default or Event of Default has occurred and is continuing. If the Borrower shall fail to give any notice in accordance with this Section 2.2(d), the Borrower shall be deemed irrevocably to have requested that such LIBOR Advance be converted to a Base Rate Advance in the same principal amount. Notice shall be given to the Bank prior to 11:00 a.m., Charlotte, North Carolina time, in order for such Business Day to count toward the minimum number of Business Days required.

 (d) The aggregate amount of Base Rate Advances to be made by the Bank on any day shall be in a principal amount which is at least $500,000 and which is an integral multiple of $100,000; provided, however, that such amount may equal the unused amount of the Commitment. The aggregate amount of LIBOR Advances having the same Interest Period and to be made by the Bank on any day shall be in a principal amount which is at least $500,000 and which is an integral multiple of $100,000.

 (e) Prior to 2:00 p.m., Charlotte, North Carolina time, on the date of any Advance hereunder, the Bank shall, subject to satisfaction of the conditions set forth in Article 3, disburse the amounts of the Advance by (i) transferring such amounts by wire transfer pursuant to the Borrower's instructions, or (ii) in the absence of such instructions, crediting such amounts to the account of the Borrower maintained with the Bank.

	Section 2.3	Interest.

	(a)	On Base Rate Advances.

 (i) The Borrower shall pay interest on the outstanding unpaid principal amount of each Base Rate Advance, from the date such Advance is made until it is due (whether at maturity, by reason of acceleration, by scheduled reduction, or otherwise) or repaid, at a rate per annum equal to the Base Rate Basis in effect from time to time provided that interest on such Base Rate Advance shall not exceed the Highest Lawful Rate. If at any time the Base Rate Basis would otherwise exceed the Highest Lawful Rate, interest payable on such Base Rate Advance shall be limited to the Highest Lawful Rate, but the Base Rate Basis shall not thereafter be reduced below the Highest Lawful Rate until the total amount of interest accrued on such Advance equals the amount of interest that would have accrued if the Base Rate Basis had been in effect at all times.

 (ii) Interest on each Base Rate Advance shall be computed on the basis of a year of 365 or 366 days, as applicable, for the number of days actually elapsed, and shall be payable in arrears on each Quarterly Date and on the Maturity Date.

	(b)	On LIBOR Advances.

	(i)	The Borrower shall pay interest on the unpaid principal
amount of each LIBOR Advance, from the date such Advance is made until it is due (whether at maturity, by reason of acceleration, by scheduled reduction, or otherwise) or repaid, at a rate per annum equal to the LIBOR Basis for such Advance. The Bank shall determine the LIBOR Basis on the second Business Day prior to the applicable funding date and shall notify the Borrower of such LIBOR Basis.

		(ii)	Subject to Section 8.9 hereof, interest on each LIBOR
Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed, and shall be payable in arrears on the applicable Payment Date and on the Maturity Date; provided, however, that if the Interest Period for such Advance exceeds three months, interest shall also be due and payable in arrears on the three-month anniversary of the first day of such Interest Period.

	(c) Interest if No Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Bank timely notice of its selection of a LIBOR Basis or an Interest Period for a LIBOR Advance, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded due to the fault of the Borrower, the appropriate Base Rate Basis shall apply to such Advance.

 (d) Interest After an Event of Default.  (i) After an Event of Default
(other than an Event of Default specified in Section 6.1(h) or 6.1(i) hereof) and during any continuance thereof, at the option of the Bank, and (ii) after an Event of Default specified in Section 6.1(h) or 6.1(i) hereof and during any continuance thereof, automatically and without any action by the Bank, the Obligation shall bear interest at a rate per annum equal to the Default Rate, and which shall be computed on a basis of 365 or 366 days, as applicable, for the actual number of days elapsed. Such interest shall be payable on the earlier of demand or the Maturity Date, and shall accrue until the earlier of
(i) waiver or cure of the applicable Event of Default, (ii) agreement by the Bank to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligation. The Bank shall not be required to accelerate the maturity of the Advances or to exercise any other rights or remedies under the Loan Papers to charge interest at the Default Rate.

 Section 2.4 Commitment Fee. Subject to Section 8.9 hereof, the Borrower agrees to pay to the Bank a commitment fee (the "Commitment Fee") on the average daily unused portion of the Commitment, commencing on the Agreement Date and continuing through the Maturity Date, at a per annum percentage of 0.250%, payable quarterly in arrears on each Quarterly Date and on the Maturity Date. The Commitment Fee shall be computed on a basis of a 360-day year for the actual number of days elapsed.

	Section 2.5	Prepayment.

 (a) Voluntary Prepayments. Upon three Business Days' prior telephonic notice (to be promptly followed by written notice) by an Authorized Signatory to the Bank, LIBOR Advances may be voluntarily prepaid, but only so long as the Borrower concurrently reimburses the Bank for any Consequential Loss in accordance with Section 2.8 hereof. The principal amount of any Base Rate Advance may be prepaid in full or in part at any time, without penalty. Any notice of prepayment shall be irrevocable.

	(b)	Mandatory Prepayment.  On or before the date of any reduction of the Commitment, the Borrower shall prepay outstanding Advances in an amount necessary to reduce the same to an amount less than or equal to the Commitment as so reduced. The Borrower shall first prepay all Base Rate Advances and shall thereafter prepay LIBOR Advances. To the extent that any prepayment requires that a LIBOR Advance be repaid on a date other than the last day of its Interest Period, the Borrower shall reimburse the Bank in accordance with
Section 2.8 hereof. To the extent that the outstanding Advances exceed the Commitment after any reduction thereof, the Borrower shall repay any such excess amount and all accrued interest thereon on the date of such reduction.

 (c) Prepayments, Generally. Any prepayment of an Advance (other than a Base Rate Advance) shall be accompanied by interest accrued on the principal amount being prepaid. Any voluntary partial prepayment of a Base Rate Advance shall be in a principal amount of $100,000 or an integral multiple thereof. Any voluntary partial prepayment of a LIBOR Advance shall be in a principal amount of $500,000 or an integral multiple of $100,000 if in excess thereof. All voluntary prepayments shall be applied in the order directed in writing by the Borrower to the Bank. If the Borrower fails to so direct the Bank or if the prepayment occurs during the occurrence and continuance of an Event of Default, such prepayment shall be applied in the inverse order of maturity.

	Section 2.6	Reduction of Commitment.

 (a) Voluntary Reduction. The Borrower shall have the right, upon not less than 10 Business Days' notice (provided no notice shall be required for a termination in whole of the Commitment) by an Authorized Signatory to the Bank (if telephonic, to be confirmed by telex or in writing on or before the date of reduction or termination) to terminate or reduce the Commitment, in whole or in part. Each partial termination shall be in an aggregate amount which is at least $1,000,000 and which is an integral multiple of $100,000, and no voluntary reduction in the Commitment shall cause any LIBOR Advance to be repaid prior to the last day of its Interest Period.

	(b)	Mandatory Reduction.  On the Maturity Date, the Commitment shall automatically reduce to zero.

	(c)	General Requirements.  Upon any reduction of the Commitment
pursuant to this Section, the Borrower shall immediately make a prepayment of applicable Advances in accordance with Section 2.5(b) hereof. The Borrower shall reimburse the Bank for any Consequential Loss incurred by the Bank in connection with any such payment, as set forth in Section 2.8 hereof to the extent applicable. The Borrower shall not have any right to rescind any termination or reduction. Once reduced, the Commitment may not be increased or reinstated.

	Section 2.7	Payment of Principal of Advances.  To the extent not
otherwise required to be paid earlier as provided herein, the principal amount of the Advances, all accrued interest and fees thereon, and all other Obligation related thereto, shall be due and payable in full on the Maturity Date.

 Section 2.8 Reimbursement. Whenever the Bank shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (a) failure by the Borrower to borrow any LIBOR Advance after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of the Borrower's election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof), or (b) any prepayment for any reason of any LIBOR Advance in whole or in part on a date other than the last day of its Interest Period, the Borrower agrees to pay to the Bank, upon its demand, an amount equal to the Consequential Loss of the Bank related thereto, subject to Section 8.9 hereof. The Bank's good faith determination of the amount of the Consequential Loss, calculated in its usual fashion, absent manifest error, shall be binding and conclusive.

	Section 2.9	Manner of Payment.

	(a)	Each payment (including prepayments) by the Borrower of the
principal of or interest on the Advances, fees, and any other amount owed under this Agreement or any other Loan Paper shall be made not later than 12:00 noon (Charlotte, North Carolina time) on the date specified for payment under this Agreement to the Bank at the Bank's office, in lawful money of the United States of America constituting immediately available funds.

 (b) If any payment under this Agreement or any other Loan Paper shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, unless, with respect to a LIBOR Advance, such Business Day falls in another calendar month, in which case payment shall be made on the preceding Business Day. Any extension or reduction of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

 (c) The Borrower agrees to pay principal, interest, fees and all other amounts due under the Loan Papers without deduction for set-off or counterclaim or any deduction whatsoever.

	(d)	If some but less than all amounts due from the Borrower are
received by the Bank, the Bank shall apply such amounts in the following order of priority: (i) to the payment of all fees and amounts then due and payable under the Loan Papers; (ii) to the payment of interest then due and payable on the Advances; and (iii) to the payment of principal then due and payable on the Advances.

	Section 2.10	LIBOR Lending Offices.  The Bank's initial LIBOR
Lending Office is set forth opposite its name in Schedule 1 attached hereto. The Bank shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as the Bank's LIBOR Lending Office, and to transfer any outstanding LIBOR Advance to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of the Borrower for increased costs or expenses resulting solely from such designation or transfer (except any such transfer which is made by the Bank pursuant to Section 7.2 or 7.3 hereof, or otherwise for the purpose of complying with Applicable Law).

	Section 2.11	Calculation of Rates.  The provisions of this
Agreement relating to calculation of the LIBOR Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate, it being understood that the Bank shall be entitled to fund and maintain its funding of all or any part of a LIBOR Advance as it sees fit.

	Section 2.12	Booking Loans.  The Bank may make, carry or transfer
Advances at, to or for the account of any of its branch offices or the office of any Affiliate of the Bank.

	Section 2.13	Taxes.  Any and all payments by the Borrower hereunder
shall be made, in accordance with Section 2.9, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deducts, charges and withholdings, and all liabilities (collectively, "Taxes") with respect thereto, excluding, in the case of the Bank, taxes imposed on, based upon or measured by its overall net income, net worth or capital, and franchise taxes, doing business taxes or minimum taxes imposed on it. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the bank receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (y) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.


                               ARTICLE 3

                         Conditions Precedent

 Section 3.1	Conditions Precedent to the Initial Advance.  The obligation of the Bank to make the initial Advance is subject to receipt by the Bank or satisfaction of the following:

	(a)	a loan certificate of the Borrower certifying as to the accuracy of its representations and warranties in the Loan Papers, certifying that no Default or Event of Default has occurred, and including a certificate of incumbency with respect to each Authorized Signatory, and including (i) a copy of the articles of incorporation of the Borrower, certified to be true, complete and correct by the secretary of state of its state of incorporation,
(ii) a copy of the by-laws of the Borrower, as in effect on the Agreement
Date, and (iii) a copy of the resolutions of the Borrower authorizing it to execute, deliver and perform this Agreement, the Note and the other Loan
Papers to which it is a party;

	(b)	a duly executed Note, payable to the order of the Bank in the amount of the Commitment;

	(c)	opinions of counsel to the Borrower and the Guarantor addressed to the Bank and in form and substance satisfactory to the Bank, dated the Agreement Date, and covering such matters incident to the transactions contemplated hereby as the Bank or Special Counsel may reasonably request;

	(d)	reimbursement to the Bank for Special Counsel's reasonable fees and expenses rendered through the Agreement Date;

	(e)	evidence that all corporate or other proceedings of the Borrower and the Guarantor taken in connection with the transactions contemplated by this Agreement and the other Loan Papers shall be reasonably satisfactory in form and substance to the Bank and Special Counsel; and the Bank shall have received copies of all documents or other evidence which the Bank or Special Counsel may reasonably request in connection with such transactions;

	(f)	the Guaranty Agreement duly executed by the Guarantor;

	(g)	in form and substance satisfactory to the Bank and Special
Counsel, such other documents, instruments and certificates as the Bank may reasonably require in connection with the transactions contemplated hereby, including without limitation documents regarding the status, organization or authority of the Borrower or the Guarantor, and the enforceability of the Obligation.

 Section 3.2 Conditions Precedent to All Advances. The obligation of the Bank to make each Advance hereunder (including the initial Advance) hereunder is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such Advance:

	(a)	With respect to Advances, all of the representations and
warranties of the Borrower under this Agreement, which, pursuant to Section
4.18 hereof, are made at and as of the time of such Advance, shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of the Advance;

 (b) The incumbency of the Authorized Signatories shall be as stated in the certificate of incumbency delivered in the Borrower's loan certificate pursuant to Section 3.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Bank. The Bank may, without waiving this condition, consider it fulfilled and a representation by the Borrower made to such effect if no written notice to the contrary, dated on or before the date of such Advance, is received by the Bank from the Borrower prior to the making of such Advance;

	(c)	There shall not exist a Default or Event of Default hereunder;

 (d) The aggregate Advances, after giving effect to such proposed
Advance, shall not exceed the maximum principal amount then permitted to be outstanding hereunder; and

 (e) The Bank shall have received all such other certificates, reports, statements, opinions of counsel or other documents as the Bank may reasonably request.

 Section 3.3	Conditions Precedent to Conversions and Continuations.  The
obligation of the Bank to convert any existing Base Rate Advance into a LIBOR Advance or to continue any existing LIBOR Advance is subject to the condition precedent that on the date of such conversion or continuation no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion or continuation. The acceptance of the benefits of each such conversion and continuation shall constitute a representation and warranty by the Borrower to the Bank that no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion or continuation.


                                ARTICLE 4

                      Representations and Warranties

To induce the Bank to make Advances, the Borrower represents and warrants that:

	Section 4.1	Organization and Good Standing.  The Borrower is a
corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation, is duly qualified as a foreign corporation and in good standing in all jurisdictions in which it is doing business and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged and is qualified in those jurisdictions wherein it proposes to transact business in the future, if failure to be so qualified would have a Material Adverse Effect.

	Section 4.2	Authorization and Power.  The Borrower has the corporate
power and requisite authority to execute, deliver and perform the Loan Papers to be executed by it. The Borrower is duly authorized to, and has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement, the Note and the other Loan Papers to be executed by it and is and will continue to be duly authorized to perform this Agreement, the Note and the other Loan Papers.

	Section 4.3	No Conflicts or Consents.  Neither the execution and
delivery of this Agreement, the Note or the other Loan Papers, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or materially conflict with any provision of law, statute or regulation to which the Borrower is subject or any judgment, license, order or permit applicable to the Borrower, or any indenture, loan agreement (other than the Existing Credit Agreement), mortgage, deed of trust, or other material agreement or instrument to which the Borrower is a party or by which the Borrower may be bound, or to which the Borrower may be subject, or result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower, or violate any provision of the charter, bylaws, or other organizational documents of the Borrower. No consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by the Borrower of the Loan Papers or to consummate the transactions contemplated hereby or thereby.

	Section 4.4	Enforceable Obligations.  This Agreement, the Note and the
other Loan Papers executed by the Borrower are the legal and binding obligations of the Borrower, all enforceable in accordance with their respective terms, except as limited by Debtor Relief Laws.

	Section 4.5	No Liens.  All of the properties and assets of the Borrower
are free and clear of all mortgages, liens, encumbrances and other adverse claims of any nature, except for Liens permitted pursuant to the Existing
Credit Agreement, and the Borrower has good and marketable title to such properties and assets.

	Section 4.6	Financial Condition.  The Borrower has delivered to the Bank copies of its balance sheet as of December 31, 1995, and the related statements of income, stockholders' equity and statements of cash flows for the year ended such date, certified by independent certified public accountants; such financial statements fairly present the financial condition of the Borrower as of such date on an unqualified basis and have been prepared in accordance with GAAP applied on a basis consistent with that of prior periods; as of the Agreement Date, there are no obligations, liabilities or indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of the Borrower which are
(separately or in the aggregate) material and are not reflected in such financial statements or the notes thereto.  Other than as disclosed in the
Borrower's (a) filings with the Securities and Exchange Commission prior to the Agreement Date, and (b) preliminary earnings report for the fiscal quarter ending June 30, 1996 delivered to the Bank on July 1, 1996, no changes having a Material Adverse Effect have occurred in the financial condition or business of the Borrower since the date of such financial statements.

	Section 4.7	Full Disclosure.  There is no material fact known to the
Borrower that the Borrower has not disclosed to the Bank which could reasonably be expected to have a Material Adverse Effect. Neither the financial statements referred to in Section 4.6 hereof, nor any certificate or statement delivered by the Borrower to the Bank in connection with negotiations of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading.

	Section 4.8	No Default or Event of Default.  No event or condition has
occurred and is continuing which constitutes a Default or an Event of Default.

	Section 4.9	Material Agreements.  The Borrower is not in default in any
respect under any loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties is bound, which default would have a Material Adverse
Effect.

	Section 4.10	No Litigation.  There are no actions, suits or legal,
equitable, arbitration or administrative proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower (a) that would, if adversely determined, have a Material Adverse Effect or (b) that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Paper.

	Section 4.11	Regulatory Defects.  There are no Regulatory Defects
of which the Borrower has been advised or has actual knowledge.

	Section 4.12	Use of Proceeds; Margin Stock.  The proceeds of the
Advances will be used for the Borrower's working capital purposes and other lawful, general corporate purposes. None of such proceeds will be used for the purpose of purchasing or carrying any investment securities, except as may be specifically authorized herein, and none of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U or G of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U or G. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause the Note or any of the other Loan Papers, including this Agreement, to violate Regulation U or G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. The Borrower does not own any "margin stock".

	Section 4.13	Taxes.  All material tax returns required to be filed
by the Borrower in all jurisdictions have been filed and all taxes (including mortgage recording taxes), assessments, fees and other governmental charges upon the Borrower and upon its properties, income or franchises have been paid by the date or dates, respectively, on which such taxes, assessments, fees and other charges are due, except for amounts contested in good faith and for which sufficient reserves have been established and immaterial amounts which may unintentionally remain unpaid due to such matters as inadvertent discrepancies between taxes shown to be due in prepared tax returns and actual taxes due. There is no proposed tax assessment against the Borrower which would have a Material Adverse Effect and there is no basis for such assessment.

	Section 4.14	ERISA.  Neither the Borrower, any member of the
controlled group of corporations as defined in Section 1563 of the Code, or the group of trades or businesses under common control as defined in Section 414(c) of the Code, as amended, of which the Borrower is a part or may become a part, has ever established or maintained, nor does the Borrower presently intend to establish or maintain, an employee pension benefit plan or other similar or related employee pension benefit plan for employees of the Borrower and covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued pursuant thereto, or subject to the minimum funding standards under Section 412 of the Code, as amended, or any similar or related employee pension benefit plan, whether domestic or foreign, which might be created or formed pursuant to any laws or regulations which ever succeed or replace the foregoing laws or regulations.

	Section 4.15	Compliance with Law.  The Borrower is in compliance
with all laws, rules, regulations, ordinances, orders and decrees of every Governmental Authority which are applicable to the Borrower and its business or properties, the failure to comply with which would have a Material Adverse Effect. The Borrower has not been notified by any Governmental Authority that the Borrower has failed to comply with any such laws, rules, regulations, orders or decrees the failure to comply with which would result in a Material Adverse Effect.

	Section 4.16	Insider.  The Borrower is not, and no Person having
"control" (as that term is defined in 12 U.S.C. Sec. 375(b)(5) or in regulations promulgated pursuant thereto) of the Borrower is, an "executive officer", "director", or "person who directly or indirectly or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities" (as those terms are defined in 12 U.S.C. Sec. 375(b) or in regulations promulgated pursuant thereto) of the Bank, of a bank holding company of which the Bank is a subsidiary, or of any subsidiary of a bank holding company of which the Bank is a subsidiary, or of any bank at which the Bank maintains a correspondent account, or of any bank which maintains a correspondent account with the Bank.

	Section 4.17	Solvency.  The Borrower is Solvent.

	Section 4.18	Representations and Warranties.  Each request for an
Advance shall constitute, without the necessity of specifically containing a written statement, a representation and warranty by the Borrower that no Default or Event of Default exists and that all representations and warranties contained in this Article 4 and in any other Loan Paper are true and correct at and as of the date that the Advance is made, and after giving effect thereto.

	Section 4.19	Survival of Representations, Etc.  All representations
and warranties by the Borrower herein shall survive delivery of the Note and the making of the Advances, and any investigation at any time made by or on behalf of the Bank shall not diminish the Bank's right to rely thereon.


                                ARTICLE 5

                            Business Covenants

	Until the Commitment shall be terminated in accordance with the terms hereof and until payment in full of the Note and the Obligation, the Borrower agrees that:

	Section 5.1	Existing Loan Agreement Covenants.  The Borrower will comply with all of the covenants and agreements set forth in Paragraphs 3 and 4 of the Existing Loan Agreement.  For purposes hereof, all of the covenants and agreements of the Borrower set forth in Paragraphs 3 and 4 of the Existing
Loan Agreement and all definitions related thereto are hereby reaffirmed and adopted by the Borrower and are incorporated herein, mutatis mutandis.  In the event of termination of the Existing Loan Agreement prior to the Release Date, the Borrower covenants and agrees that, until the full and final payment and satisfaction of the Obligation, the covenants and agreements of the Borrower shall nevertheless remain in full force and effect and be binding upon the
Borrower, and the Borrower shall continue to perform and comply with all of the covenants set forth in Paragraphs 3 and 4 of the Existing Loan Agreement.
For purposes hereof, references in the incorporated Paragraphs of the Existing
Loan Agreement to "Bank" shall be deemed a reference to NationsBank, N.A.

	Section 5.2	Notice of Default or Event of Default.  The Borrower will
furnish to the Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto.

	Section 5.3	Indemnity.

	(a)	THE BORROWER AGREES TO DEFEND, PROTECT, INDEMNIFY AND HOLD
HARMLESS THE BANK, EACH OF ITS AFFILIATES, AND EACH OF ITS (INCLUDING SUCH AFFILIATES') OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, "INDEMNITEES") FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES, IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, INCLUDING IN CONNECTION WITH, OR AS A RESULT OF ANY NEGLIGENCE OF THE BANK, OR THE USE OR INTENDED USE OF THE PROCEEDS OF THE ADVANCES HEREUNDER, OR IN CONNECTION WITH ANY THIRD PARTY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING (i) ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, AND (ii) MATTERS RAISED BY THE BORROWER DIRECTLY AGAINST AN INDEMNITY OR BY ONE INDEMNITEE AGAINST ANOTHER INDEMNITEE (COLLECTIVELY, "INDEMNIFIED MATTERS"). TO THE EXTENT THAT ANY INDEMNIFIED MATTER INVOLVES ONE OR MORE INDEMNITEES, SUCH INDEMNITEES SHALL USE THE SAME LEGAL COUNSEL UNLESS ANY INDEMNITEE IN ITS REASONABLE DISCRETION DETERMINES THAT CONFLICTS EXIST OR MAY ARISE IN CONNECTION WITH SUCH REPRESENTATION.

	(b)	EACH INDEMNITEE AGREES WITH RESPECT TO ANY ACTION AGAINST IT IN
RESPECT OF WHICH INDEMNITY MAY BE SOUGHT UNDER THIS SECTION 5.3, THAT SUCH INDEMNITEE WILL GIVE WRITTEN NOTICE OF THE COMMENCEMENT OF SUCH ACTION TO THE BORROWER WITHIN A REASONABLE TIME AFTER SUCH INDEMNITEE IS MADE A PARTY TO
SUCH ACTION. UPON RECEIPT OF ANY SUCH NOTICE BY THE BORROWER, THE BORROWER, UNLESS SUCH INDEMNITEE SHALL BE ADVISED BY ITS COUNSEL THAT THERE ARE OR MAY
BE LEGAL DEFENSES AVAILABLE TO SUCH INDEMNITEE THAT ARE DIFFERENT FROM, IN ADDITION TO, OR IN CONFLICT WITH, THE DEFENSES AVAILABLE TO THE BORROWER, MAY PARTICIPATE WITH THE INDEMNITEE IN THE DEFENSE OF SUCH INDEMNIFIED MATTER, INCLUDING THE EMPLOYMENT OF COUNSEL CONSENTED TO BY SUCH INDEMNITEE (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD); PROVIDED, HOWEVER, NOTHING PROVIDED HEREIN SHALL (i) ENTITLE THE BORROWER TO ASSUME THE DEFENSE OF SUCH INDEMNIFIED MATTER OR (ii) REQUIRE THE CONSENT OF THE BORROWER FOR ANY SETTLEMENT OR ACTION IN RESPECT OF SUCH INDEMNIFIED MATTER, ALTHOUGH EACH INDEMNITEE AGREES TO CONFER AND CONSULT WITH THE BORROWER BEFORE MAKING ANY SETTLEMENT OF SUCH INDEMNIFIED MATTER.

	(c)	THE INDEMNITY OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION
TO ANY LIABILITY WHICH THE BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND
INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF THE BORROWER, THE BANK AND ALL OTHER INDEMNITEES. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATION.


                                ARTICLE 6

                                 Default

	Section 6.1	Events of Default.  Each of the following shall constitute
an Event of Default, whatever the reason for such event, and whether voluntary, involuntary, or effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

	(a)	the Borrower shall fail to pay when due (i) any principal of, or interest on, the Note or (ii) any fee, expense, reimbursement obligation or any other amount due in connection herewith or with any other Loan Paper, and such failure with respect to clause (ii) shall have continued for five (5) Business Days after the Borrower's receipt from the Bank of notice of such failure;

	(b)	any representation or warranty made under this Agreement, or any of the other Loan Papers, or in any certificate or statement furnished or made to the Bank pursuant hereto or in connection herewith or with the Advances hereunder, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

	(c)	the Borrower shall fail to perform or observe any term or covenant contained in Article 5 of this Agreement;

	(d)	an event of default shall occur under the Existing Loan Agreement;

	(e)	the Borrower shall fail to perform or observe any term or covenant
(or any condition shall occur) with respect to any indebtedness (including contingent indebtedness in respect of letters of credit) of the Borrower evidenced by or arising under any one or more agreements, contracts or instruments in an amount in excess of $50,000.00, and such failure (or condition) shall continue for more than the period of grace, if any, specified therein if the effect of such failure (or condition) is to accelerate, or to permit the acceleration of, the maturity of such indebtedness, or any such indebtedness shall be declared to be due and payable or required to be prepaid, redeemed or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness shall be required to be made, in each case prior to the stated maturity thereof, or the principal of any such indebtedness is not repaid in full upon the maturity thereof or in full or in part pursuant to any regularly scheduled required prepayment, redemption, repurchase or defeasance;

	(f)	the Guarantor shall fail to pay any principal of, premium or interest on or any other amount payable in respect of indebtedness (including contingent indebtedness) that is outstanding in a principal amount of at least $1,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

	(g)	any of the Loan Papers shall cease to be legal, valid, binding agreements enforceable against any party executing the same in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers or privileges intended to be created thereby, and the same could have a Material Adverse Effect;

	(h)	the Borrower or the Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of its assets, (ii) file a voluntary petition in bankruptcy or is generally unable to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing;

	(i)	an involuntary petition or complaint shall be filed against the
Borrower or the Guarantor seeking bankruptcy or reorganization of the Borrower or the Guarantor or the appointment of a receiver, custodian, trustee, intervenor or liquidator of the Borrower or the Guarantor, or all or substantially all of its assets, and such petition or complaint shall not have been dismissed within 60 days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of the Borrower or the Guarantor or appointing a receiver, custodian, trustee, intervenor or liquidator of the Borrower or the Guarantor, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty
(60) days;

	(j)	any final judgment(s) for the payment of money in excess of the sum of $50,000.00 in the aggregate shall be rendered against the Borrower and such judgment or judgments shall not be satisfied, discharged or stayed (with sufficient reserves having been set aside by the Borrower to pay such judgment or judgments) at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment;

	(k)	any final judgment(s) for the payment of money in excess of the sum of $1,000,000.00 in the aggregate shall be rendered against the Guarantor and such judgment or judgments shall not be satisfied, discharged or stayed (with sufficient reserves having been set aside by the Guarantor to pay such judgment or judgments) at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment; or

	(l)	the Guarantor shall fail to perform or observe any covenant
contained in the Guaranty Agreement.

	Section 6.2	Remedies.  If an Event of Default shall have occurred and
shall be continuing:

	(a)	With the exception of an Event of Default specified in Section
6.1(h) or 6.1(i) hereof, the Bank may, at its option, terminate the Commitment and/or declare the principal of and interest on the Advances and all Obligation and other amounts owed under the Loan Papers to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Papers to the contrary notwithstanding.

	(b)	Upon the occurrence of an Event of Default specified in Section
6.1(h) or 6.1(i) hereof, such principal, interest and other amounts shall thereupon and concurrently therewith become due and payable and the Commitment shall automatically forthwith terminate, all without any action by the Bank and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Papers to the contrary notwithstanding.

	(c)	The Bank may exercise all of the post-default rights granted to it under the Loan Papers or under Applicable Law.

	(d)	The rights and remedies of the Bank hereunder shall be cumulative, and not exclusive.


                                ARTICLE 7

                         Changes in Circumstances

	Section 7.1	LIBOR Basis Determination Inadequate.  If with respect to
any proposed LIBOR Advance for any Interest Period, the Bank determines that
(i) deposits in dollars (in the applicable amount) are not being offered to that the Bank in the relevant market for such Interest Period or (ii) the LIBOR Basis for such proposed LIBOR Advance does not adequately cover the cost to the Bank of making and maintaining such proposed LIBOR Advance for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligation of the Bank to make
LIBOR Advances shall be suspended.

	Section 7.2	Illegality.  If any Applicable Law, or any change therein or adoption thereof, or interpretation or administration thereof by any
Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its
LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Bank (or its LIBOR
Lending Office) to make, maintain or fund its LIBOR Advances, the Bank shall so notify the Borrower.  Before giving any notice to the Borrower pursuant to this Section, the Bank shall designate a different LIBOR Lending Office or other lending office if such designation will avoid the need for giving such notice and will not, in the sole judgment of the Bank, be materially disadvantageous to the Bank.  Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of each LIBOR Advance owing to the Bank, together with accrued interest thereon, on either (a) the last day of the
Interest Period applicable to such Advance, if the Bank may lawfully continue to maintain and fund such Advance to such day, or (b) immediately, if the Bank may not lawfully continue to fund and maintain such Advance to such day.

	Section 7.3	Increased Costs.

	(a)	If any Applicable Law or any change therein or adoption thereof, or any interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

		(i)	shall subject the Bank (or its LIBOR Lending Office) to any
Tax (net of any tax benefit engendered thereby) with respect to its LIBOR
Advances or its obligation to make such Advances, or shall change the basis of taxation of payments to the Bank (or to its LIBOR Lending Office) of the principal of or interest on its LIBOR Advances or in respect of any other amounts due under this Agreement relating to LIBOR Advances, as the case may be, or its obligation to make such Advances (except for changes in the rate of tax on the overall net income, net worth or capital of the Bank and franchise taxes, doing business taxes or minimum taxes imposed upon the Bank); or

		(ii)	shall impose, modify or deem applicable any reserve
(including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Bank's LIBOR Lending Office or shall impose on the Bank (or its LIBOR Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIBOR Advances or its obligation to make such Advances;

and the result of any of the foregoing is to increase the cost to the Bank (or its LIBOR Lending Office) of making or maintaining any LIBOR Advances, or to reduce the amount of any sum received or receivable by the Bank (or its LIBOR Lending Office) with respect thereto, by an amount reasonably deemed by the Bank to be material ("Increased Advance Costs"), then, within 15 days after written demand by the Bank and delivery of the certificate described in
Section 7.3(b) below, the Borrower agrees to pay to the Bank such additional amount as will compensate the Bank for such increased costs or reduced amounts, subject to Section 8.9 hereof. The Bank will as soon as practicable notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different LIBOR Lending Office or other lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of the Bank made in good faith, be materially disadvantageous to the Bank.

	(b)	A certificate of the Bank claiming compensation under this Section and setting forth in detail the reasons for such Increased Advance Costs, the additional amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. If the Bank demands compensation under this Section, the Borrower may at any time, upon at least two Business Days' prior notice to the Bank, after reimbursement to the Bank by the Borrower in accordance with this Section of all costs incurred, prepay in full the then outstanding LIBOR Advances of the Bank, together with accrued interest thereon to the date of prepayment, along with any reimbursement in compliance with the provisions of Section 2.8 hereof. Concurrently with prepaying such LIBOR Advances, the Borrower shall borrow a Base Rate Advance from the Bank, and the Bank shall make such Base Rate
Advance, in an amount such that the outstanding principal amount of the Advances owing to the Bank shall equal the outstanding principal amount of the Advances owing immediately prior to such prepayment.

	Section 7.4	Effect On Base Rate Advances.  If notice has been given
pursuant to Section 7.1, 7.2 or 7.3 hereof suspending the obligation of the Bank to make LIBOR Advances, or requiring LIBOR Advances of the Bank to be repaid or prepaid, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by the Bank as LIBOR Advances shall be made instead as Base Rate Advances.

	Section 7.5	Capital Adequacy.  If either (a) the introduction of or any
change in or in the interpretation of any Applicable Law or (b) compliance by the Bank with any Applicable Law or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law)
affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's Commitment or Advances hereunder and other commitments or advances of the Bank of this type, then, upon demand by the Bank, subject to Section 8.9, the Borrower shall immediately upon receipt of the certificate noted below pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank with respect to such circumstances (collectively, "Additional Costs"), to the extent that the Bank reasonably determines in good faith such increase in capital to be allocable to the existence of the Bank's Commitment hereunder.  A certificate explaining in detail such amounts and the relevant calculations thereto and reasons therefor submitted to the Borrower by the Bank hereunder, shall, in the absence of manifest error, be conclusive and binding for all purposes.


                               ARTICLE 8

                             Miscellaneous

	Section 8.1	Notices.

	(a)	All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one Business Day after being entrusted to a reputable commercial overnight delivery service for next Business Day delivery, or one day after being delivered to the telegraph office or sent out by telex addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

		(i)	If to the Borrower, at:

			Seer Technologies, Inc.
			8000 Regency Parkway
			Cary, North Carolina 27511
			Attn:	Chief Financial Officer
			Telecopy No.:  (919) 380-5121

			with a copy to:  General Counsel

		(ii)	If to the Bank, at:

			NationsBank, N.A., in care of
			NationsBank of Texas, N.A.
			901 Main Street, 67th Floor
			Dallas, Texas  75202
			Attn:	Yousuf Omar, Senior Vice President
			Telecopy No.:  (214) 508-0980

	(b)	Any party hereto may change the address to which notices shall be directed by giving 10 days' written notice of such change to the other parties.

	Section 8.2	Expenses.  The Borrower shall promptly pay:

	(a)	all reasonable out-of-pocket expenses of the Bank in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Papers, the transactions contemplated hereunder and thereunder, and the making of Advances hereunder, including without limitation the reasonable fees and disbursements of Special Counsel;

	(b)	all reasonable out-of-pocket expenses and attorneys' fees of the
Bank in connection with the administration of the transactions contemplated in this Agreement and the other Loan Papers and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by the Bank relating to this Agreement or the other Loan Papers; and

	(c)	all costs, out-of-pocket expenses and attorneys' fees of the Bank incurred for enforcement, collection, restructuring, refinancing and "work-out", or otherwise incurred in obtaining performance under the Loan Papers, and all costs and out-of-pocket expenses of collection, which in each case shall include without limitation fees and expenses of consultants, counsel for the Bank, and administrative fees for the Bank.

	Section 8.3	Waivers.  The rights and remedies of the Bank under this
Agreement and the other Loan Papers shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by the Bank in exercising any right shall operate as a waiver of such right. The Bank expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance.
In the event that the Bank decides to fund an Advance at a time when the borrower is not in strict compliance with the terms of this Agreement, such decision by the Bank shall not be deemed to constitute an undertaking by the Bank to fund any further requests for Advances or preclude the Bank from exercising any rights available under the Loan Papers or at law or in equity. Any waiver or indulgence granted by the Bank shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Bank at variance with the terms of the Agreement such as to require further notice by the Bank of the Bank's intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Bank, in its discretion, to exercise any rights available to it under this Agreement or under any other agreement, whether or not the Bank is a party thereto, relating to the Borrower.

	Section 8.4	Determination by the Bank Conclusive and Binding.  Any
material determination required or expressly permitted to be made by the Bank under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, be conclusive and binding on all parties.

	Section 8.5	Set-Off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Bank and any subsequent holder of the
Note is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits
(general or special (except trust and escrow accounts), time or demand, including without limitation debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other debt at any time held or owing by the Bank or holder to or for the credit or the account of the
Borrower, against and on account of the Obligation of the Borrower to the Bank or holder, irrespective of whether or not (a) the Bank or holder shall have made any demand hereunder, or (b) the Bank or holder shall have declared the principal of and interest on the Advances and other amounts due hereunder to be due and payable as permitted by Section 6.2 and although such Obligation, or any of them, shall be contingent or unmatured.

	Section 8.6	Assignment.

	(a)	The Borrower may not assign or transfer any of its rights or obligations hereunder or under the other Loan Papers without the prior written consent of the Bank.

	(b)	The Bank shall be entitled to assign its interest, in whole or in part, in this Agreement, its Note and its Advances; provided, however, that no assignee of the Bank's rights hereunder shall be entitled to receive any greater payment under Section 2.8 or 7.3 hereof than the Bank would have been entitled to receive with respect to the rights transferred.

	Section 8.7	Counterparts.  This Agreement may be executed in any number
of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

	Section 8.8	Severability.  Any provision of this Agreement or any other
Loan Paper which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

	Section 8.9	Interest and Charges.  It is not the intention of any
parties to this Agreement to make an agreement in violation of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Papers, the Bank shall never be entitled to receive, collect or apply, as interest on the Obligation, any amount in excess of the Maximum Amount. If the Bank ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, the Borrower and the Bank shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate is uniform throughout the entire term of the Obligation; provided, however, that if the Obligation are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Bank shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount of the Obligation owing, and, in such event, the Bank shall not be subject to any penalties provided by any Applicable Law for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Papers.

	Section 8.10	Headings.  Headings used in this Agreement are for
convenience only and shall not be used in connection with the interpretation of any provision hereof.

	Section 8.11	Amendment and Waiver.  The provisions of this
agreement may not be amended, modified or waived except by the written agreement of the Borrower and the Bank.

	SECTION 8.12	GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN
PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, THE BORROWER AGREES THAT THE STATE COURTS OF NORTH CAROLINA LOCATED IN CHARLOTTE, NORTH CAROLINA AND THE FEDERAL COURTS OF THE WESTERN DISTRICT OF NORTH CAROLINA SHALL HAVE NON-EXCLUSIVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN PAPERS.

	SECTION 8.13	ENTIRE AGREEMENT.  THIS WRITTEN AGREEMENT, TOGETHER
WITH THE OTHER LOAN PAPERS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

	REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

	IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.


BORROWER:                                 SEER TECHNOLOGIES, INC.

                                             By: _________________________
                                               Name:_____________________
                                              Title:_____________________


BANK:                                     NATIONSBANK, N.A.

                                             By: _________________________
                                               Name:_____________________
                                               Title:____________________





                                 SCHEDULE 1

                            LIBOR LENDING OFFICE

NATIONSBANK, N.A.
Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255-0001











                                  EXHIBIT A

                               PROMISSORY NOTE

Dallas, Texas                  $12,500,000.00              July 15, 1996


     SEER TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), for value received, promises to pay to the order of NATIONSBANK, N.A. ("Bank"), in lawful money of the United States of America, the principal sum of TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00), or such lesser sum as shall be due and payable from time to time hereunder, as hereinafter provided. All terms used but not defined herein shall have the meanings set forth in the Credit Agreement described below.

     The Borrower promises to pay principal of and interest on the unpaid principal balance of Advances under this Promissory Note from time to time outstanding as set forth in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Bank as provided in the Credit Agreement.

     This Promissory Note is issued pursuant to and evidences Advances under a Credit Agreement, dated as of July 15, 1996, between the Borrower and the Bank (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, "Credit Agreement"), to which reference is made for a statement of the rights and obligations of the Bank and the duties and obligations of the Borrower in relation thereto; but neither this reference to the Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal sum of and interest on this Promissory Note when due.

     The Borrower and all endorsers, sureties and guarantors of this Promissory Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intention to accelerate the maturity of this Promissory Note, and all other notices of any kind, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Promissory Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

     THIS PROMISSORY NOTE, TOGETHER WITH THE OTHER LOAN PAPERS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                                     SEER TECHNOLOGIES, INC.

                                      By:_________________________
                                         Name:____________________
                                         Title:___________________




                                EXHIBIT B

                                GUARANTY

     THIS GUARANTY AGREEMENT dated as of July 15, 1996 (the "Guaranty") is made by Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership (the "Guarantor"), in favor of NATIONSBANK, N.A., a national banking association (the "Bank").


                                RECITALS

     A. Seer Technologies, Inc., a Delaware corporation (the "Borrower"), has requested the Bank to extend a line of credit in the aggregate principal amount of $12,500,000 (the "Line of Credit") to the Borrower.

     B. As a condition to the Bank extending the Line of Credit to the Borrower, the Guarantor is required, among other things, to execute and deliver this Guaranty.

     C. The Guarantor has reviewed all notes, documents, agreements, instruments and certificates furnished by or on behalf of the Borrower or the Guarantor in connection with the Line of Credit (all of the foregoing with extensions, renewals and amendments thereof, being collectively herein called the "Financing Documents") and the Guarantor has determined that its execution and delivery of this Guaranty and the execution of the Financing Documents by the parties to them will either directly or indirectly benefit the Guarantor.


                                AGREEMENT

     As an inducement to the Bank to enter into the transactions contemplated by the Financing Documents, the Guarantor agrees with the Bank as follows.

     1. The Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the Guaranteed Indebtedness (hereinafter defined). Upon failure by the Borrower to pay the Guaranteed Indebtedness when due (whether upon maturity, acceleration or otherwise), the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified by the Bank.

     2. Definition of Guaranteed Indebtedness. The term "Guaranteed Indebtedness," as used herein, means: (i) the indebtedness evidenced by that certain promissory note (as the same may hereafter be renewed, extended, amended, modified, supplemented, and/or restated from time to time and at any time, with or without notice to the Guarantor, herein called the "Note" dated July 15, 1996, in the principal amount of $12,500,000.00, executed by the Borrower, payable to the order of the Bank; (ii) interest on the indebtedness evidenced by the Note, whether accruing before or after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Borrower and the Guarantor and whether or not allowed in such case, proceeding or other action; (iii) any and all costs, attorneys fees, and expenses incurred by the Bank in enforcing this Guaranty; and (iv) any renewal or extension of the indebtedness, costs, fees, or expenses described in (i) through (iii) preceding, or any part thereof.

     3. Continuing Guaranty. This Guaranty is a continuing and irrevocable guaranty and the circumstance that at any time or from time to time the Guaranteed Indebtedness may be paid in full shall not affect the obligations of the Guarantor with respect to Guaranteed Indebtedness thereafter incurred by the Borrower to Bank.

     4. Guaranty Unconditional. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by, and the Guarantor, to the maximum extent permitted by applicable law, hereby waives any defense to any of its obligations hereunder that might otherwise be available to it on account of:

          (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other guarantor under any Financing Document, by operation of law or otherwise;

         (ii) any modification or amendment of or supplement to any Financing Document;

        (iii) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guarantee or any liability of any third party, for any obligation of the Borrower under any Financing Document;

         (iv) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor or any of its assets or any release or discharge of any obligation of the Borrower or any other guarantor contained in any Financing Document;

          (v) the existence of any claim, setoff or other rights which the Guarantor may have at any time against the Borrower or the Bank, whether or not arising in connection herewith or with any Financing Document; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

         (vi) any invalidity or unenforceability relating to or against the Borrower or any other guarantor for any reason of any Financing Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Indebtedness;

        (vii) any other act or omission to act or delay of any kind by the Borrower, or the Bank or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder;

       (viii) the absence of any attempt to collect any of the Guaranteed Indebtedness from the Borrower or from any other guarantor or any other action to enforce the same or the election of any remedy by the Bank; or

         (ix)  any suretyship laws of the State of North Carolina.

     5. Reinstatement In Certain Circumstances. If at any time an payment of the Guaranteed Indebtedness is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     6. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Bank against the Borrower or any other guarantor or any property subject to any security interest, pledge, lien, assignment or against securing any obligations of the Borrower or the Guarantor.

     7. Waiver of Subrogation. Until the final payment in full of the Guaranteed Indebtedness, the Guarantor shall not exercise any rights against the Borrower arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise.

     8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under any Financing Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Financing Documents shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Bank.

     9. Insolvency. The Guarantor agrees that, in the event of the dissolution or insolvency of the Borrower or the insolvency of the Guarantor, or the inability of the Borrower or the Guarantor to pay debts as they mature, or an assignment by the Borrower or the Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Borrower or the Guarantor alleging that the Borrower or the Guarantor is insolvent or unable to pay debts as they mature, and if such event shall occur at a time when any of the Guaranteed Indebtedness may not then be due and payable, the Guarantor will pay to the Bank forthwith the full amount which would be payable hereunder by the Guarantor if all Guaranteed Indebtedness were then due and payable.

    10. Limit of Liability. The obligations of the Guarantor hereunder shall be limited to the largest amount that would not render its obligations hereunder and thereunder subject to avoidance under Section 548 of the Bankruptcy Code of 1978, as amended, or any comparable provisions of applicable state law.

    11. Representations and Warranties. The Guarantor represents and warrants to the Bank that:

          (i) Partnership Existence and Power. The Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign limited partnership licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure to have such license, authorization, consent, approval or qualification, as the case may be, in the aggregate, could have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty.

         (ii) Partnership and Governmental Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Guaranty are within the power of the Guarantor, have been duly authorized by all necessary partnership action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the charter or partnership agreement of the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument that is material, individually or in the aggregate, to the business of the Guarantor and that is binding upon the Guarantor or result in any asset of the Guarantor being subject to any security interest, pledge, lien, assignment or setoff.

        (iii) Binding Effect. This Guaranty constitutes a valid and binding agreement of the Guarantor.

     12.  Covenants.  The Guarantor hereby covenants to the Bank as follows:

     (a) Financial Information. As soon as available but in any event not later than 90 days after the end of each fiscal year of the Guarantor, the Guarantor shall deliver to the Bank copies of the audited financial statements of the Guarantor consisting of at least the balance sheet, statement of operations, with related notes specifying significant accounting practices and their impact on such financial statements and schedules as at and for the year then ended for the Guarantor, certified by a firm of independent certified public accountants. Within 45 days after the end of each of the first three quarters of the fiscal year of the Guarantor, the Guarantor shall deliver to the Bank copies of the unaudited financial statements of the Guarantor. The Guarantor shall also furnish to the Bank any other documents or information which the Bank may from time to time reasonably request.

     (b) Liquidity Covenant. The Guarantor will ensure that at any time and from time to time until all of the Guaranteed Obligations have been paid in full the aggregate fair market value of the Guarantor's assets (including non-restricted marketable securities and restricted securities readily salable pursuant to Rule 144 under the Securities Act of 1933, as amended) that are readily available to pay the Guaranteed Indebtedness is sufficient to pay the Guaranteed Indebtedness in full together with any of the other indebtedness or contingent liabilities of the Guarantor, and forthwith upon any amount becoming due and payable hereunder will take all steps necessary to liquidate or otherwise apply such assets and call cash capital contributions in an amount sufficient, and use the proceeds thereof, to pay the Guaranteed Indebtedness in full.

     13. Notices. Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party at its address or telex or facsimile transmission number set forth on the signature pages hereof or such other address or telex or facsimile transmission number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified pursuant to this paragraph and the appropriate answerback is received, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile transmission number specified pursuant to this paragraph and telephonic confirmation of receipt thereof is received, (iii) if given by mail, 72 hours after such communication is deposited in the malls with first class postage prepaid, addressed as aforesaid, or (iv) if given by any other means, when delivered at the address specified pursuant to this paragraph.

     14. No Waiver. No failure or delay by the Bank in exercising any right, power or privilege under any Financing Document shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     15. Amendments and Waivers. Any provision of this guaranty may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Guarantor and is consented to in writing by the Bank.

     16. Successors and Assigns. This Guaranty is for the benefit of the Bank, and its successors and assigns and in the event of an assignment of the Guaranteed Indebtedness, the rights hereunder, to the extent applicable to the Guaranteed Indebtedness so assigned, may be transferred with such Guaranteed Indebtedness. All of the provisions of this Guaranty shall be binding upon the parties hereto and their respective successors and assigns, except that the Guarantor may not assign or transfer any of its rights or obligations under this Guaranty.

     17. Counterparts. This Guaranty may be signed m any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single instrument, with the same effect as if the signature thereto and hereto were upon the same instrument.

     18. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NORTH CAROLINA. THE GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NORTH CAROLINA AND OF ANY NORTH CAROLINA STATE COURT SITTING IN DALLAS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HERE. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE GUARANTOR HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY THE MAILING OF SUCH PROCESS TO IT IN ACCORDANCE WITH PARAGRAPH 10. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     19.  Notice of Final Agreement.  THIS WRITTEN GUARANTY AND THE
FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     THIS GUARANTY is executed as of the date first above written.

                                      "GUARANTOR"

                                       WELSH, CARSON, ANDERSON & STOWE VI,
                                       L.P., a Delaware limited partnership


                                       By:  WCAS VI PARTNERS, General Partner


                                       By: _________________, General Partner
                                          Name:	________________________

                                          Address:

                                          Telephone Number:

                                          Facsimile Transmission
                                             Number:


     Executed by the Bank for the purpose of the Notice of Final Agreement set forth above.



                                      "BANK"

                                       NATIONSBANK, N.A., a national
                                       banking association

                                          By:
                                          Name:
                                          Title:

                                          Address: c/o NationsBank of Texas,
                                                   N.A.
                                                   901 Main Street, 67th Floor
                                                   Dallas, Texas 75202

                                          Telephone Number: (214) 508-3347
                                          Facsimile Transmission
                                              Number:       (214) 508-0980












                                 EXHIBIT C

                            NOTICE OF BORROWING


                                  [Date]

NationsBank, N.A.
c/o NationsBank of Texas, N.A.,
901 Main Street, 67th Floor
Dallas, Texas  75202

Attention:	Linda Roach

Ladies and Gentlemen:

     The undersigned refers to the Credit Agreement dated as of July 15, 1996 (the "Credit Agreement", the terms defined therein being used herein as therein defined) between Seer Technologies, Inc. and NationsBank, N.A., and hereby gives you notice pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests [___________ borrowing[s] under the Credit Agreement] [continuances/conversions of existing Advances], and in that connection sets forth below the information relating to [each] such Advance [(a "Proposed Borrowing")] [a "Proposed Continuation/Conversion")] as required by Section 2.2 of the Credit Agreement:

     Proposed Borrowing:

          (i) The Business Day of such Proposed Borrowing is____________ ___, 19__.

         (ii) The type of Advance[s] comprising such Proposed Borrowing of Revolving Credit Advances is [are] [Base Rate Advance [to the extent of an aggregate amount of $__________]] [LIBOR Advance [to the extent of an aggregate amount of $________________]].

        (iii)  The aggregate amount of such Proposed Borrowing is $__________.

        [(iv) The initial Interest Period for each LIBOR Advance made as part of such Proposed Borrowing is ________ months.]

     Proposed Continuation/Conversion:

          (i) The principal amount of existing [LIBOR Advances] [Base Rate Advances] to be [converted] [continued] is $_____________.

         (ii) The Business Day of such [continuation] [conversion] is _____________, 199__.

        (iii) The type of Advance[s] comprising such [continuation] [conversion] of Revolving Credit Advances is [are] [Base Rate Advance [to the extent of an aggregate amount of $__________]] [LIBOR Advance [to the extent of an aggregate amount of $________________]].

         (iv) The initial Interest Period for each LIBOR Advance made as part of such [continuation] [conversion] is _______ months.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [Proposed Borrowing] [Proposed Continuation/Conversion], before and after giving effect thereto and to the application of the proceeds therefrom:

     (A) the conditions precedent specified in Article 3 of the Credit Agreement have been satisfied with respect to the [Proposed Borrowing] [Proposed Continuation/Conversion] and will remain satisfied on the date of such [Proposed Borrowing] [Proposed Continuation/Conversion];

     (B) the representations and warranties specified in Article 4 of the Credit Agreement are true and correct in all material respects as though made on and as of such date; and

     (C) no event has occurred and is continuing or would result from such [Proposed Borrowing] [Proposed Continuation/Conversion], which constitutes a Default or Event of Default.

                                         Very truly yours,


                                         SEER TECHNOLOGIES, INC.


                                         By:

                                           Name:

                                           Title: